EXHIBIT 99.1

                          BEACON FEDERAL BANCORP, INC.
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                                  PRESS RELEASE
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Beacon Federal Bancorp,  Inc. Announces Financial Results for the 1st Quarter of
2008
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East Syracuse,  New York (April 24, 2008) - Beacon Federal  Bancorp,  Inc. ("the
Company") announced today net income for the quarter ended March 31, 2008 of $964,000 compared to net income of $444,000 for the quarter ended March 31, 2007. Basic and diluted earnings per share were $.14 for the quarter ended March 31, 2008, the Company's second quarter as a public entity following its initial public offering. The increase in net income reflected an increase in net interest income and non-interest income, partially offset by an increase in non-interest expense, provision for loan losses and income tax expense.

Ross J. Prossner, President and CEO, said "Although we are in a challenging economic environment and negative news is common in the banking industry today, we are pleased to report that our net income for the current quarter has more than doubled when compared to the same period a year ago. Net interest income is up 70% and net interest-earning assets increased by over 200%, when comparing the March 2008 quarter versus the same quarter last year. These positive results were due primarily to the benefits derived from completion of our initial public offering on October 1, 2007."

Net interest income increased to $5.6 million for the quarter ended March 31, 2008 from $3.3 million for the quarter ended March 31, 2007. This increase was due primarily to an increase in net interest-earning assets to $123.7 million for the quarter ended March 31, 2008, compared to $40.2 million for the quarter ended March 31, 2007.

Non-interest income increased to $1.2 million for the quarter ended March 31, 2008 from $752,000 for the quarter ended March 31, 2007. Non-interest income increased for the current quarter due to higher service charges on deposit accounts, increase in cash surrender value of the investment in bank-owned life insurance and gain on sale of the Company's holdings of Visa, Inc. Class B common stock.

Provision for loan losses increased to $900,000 for the quarter ended March 31, 2008 from $193,000 for the comparable prior period. The increase in the provision for loan losses resulted from an increase in classified assets of $1.7 million from last quarter end and growth in the loan portfolio.

Non-interest expense increased to $4.2 million for the quarter ended March 31, 2008 from $3.1 million for the quarter ended March 31, 2007. The increase reflected in part a $528,000 impairment loss that was recorded on the Company's holdings of FNMA perpetual preferred stock, Series P. In addition, non-interest expense increased as a result of higher salaries and employee benefits, FDIC premiums, occupancy and equipment expenses, telephone expenses, audit and examination expenses, advertising and other non-interest expenses, partially offset by lower supplies costs and provision for loss on foreclosed assets.

Income taxes increased due to a higher level of pre-tax income and effective tax rate. The effective tax rate increased due primarily to the nondeductible portion of the impairment writedown on securities.

Total assets increased $66.5 million to $944.5 million at March 31, 2008 from $878.0 million at December 31, 2007. The increase was the result of a $12.8 million increase in net loans, $47.1 million increase in securities, $1.4 million increase in Federal Home Loan Bank of New York stock and $5.2 million increase in cash and cash equivalents, funded by a $25.8 million increase in deposits and $42.2 million increase in borrowings, offset by a decrease of $1.2 million in stockholders' equity.

Stockholders' equity decreased $1.2 million, or 1.1%, to $112.0 million at March 31, 2008 from $113.2 million at December 31, 2007. The decrease resulted primarily from an increase in the unrealized loss on securities, net of taxes of $2.3 million, partially offset by net income of $964,000 for the three months ended March 31, 2008 and earned ESOP shares of $154,000. The increase in the unrealized loss on securities, net of taxes, resulted from changes in market interest rates and were not considered to be other than temporarily impaired.

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal, offers banking and related financial services to both individual and commercial customers. The Bank is headquartered in East Syracuse, New York, with six full-service branches in Marcy and Rome, New York, Smartt and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts. In February 2008, the Company announced that it will break ground on a 30,000 square foot building in East Syracuse. The Company will lease the building and site bringing the total number of Beacon branches to eight. The Company's common stock is traded on the NASDAQ Global Market under the symbol "BFED."

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

Contact:
Randy J. Wiley
Treasurer
Beacon Federal Bancorp, Inc.
5000 Brittonfield Parkway
East Syracuse, NY  13057
(315) 433-0111 x 1550


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BEACON FEDERAL BANCORP, INC.
Financial Highlights

                                                                 At                      At
                                                              March 31,             December 31,
                                                                2008                    2007
                                                        ------------------       ----------------
                                                                         (Unaudited)
                                                                       (In thousands)
Selected  Financial Condition Data:
Total assets                                              $       944,468        $        877,990
Cash and cash equivalents                                          19,299                  14,148
Securities available for sale, at fair value                      141,523                  92,859
Securities held to maturity                                        27,951                  29,488
Loans, net                                                        721,767                 708,993
Federal Home Loan Bank of New York stock, at cost                  12,477                  11,117
Deposits                                                          540,269                 514,488
FHLB advances                                                     249,007                 226,815
Securities sold under agreement to repurchase                      40,000                  20,000
Stockholders' equity                                              111,953                 113,174

                                                                   Three Months Ended
                                                                        March 31,
                                                          --------------------------------------
                                                             2008                   2007
                                                          ------------        ------------------
                                                                     (Unaudited)
                                                          (In thousands, except
                                                          per share data)
Selected Operating Data:

Interest income                                           $    13,636           $         9,097
Interest expense                                                8,061                     5,826
                                                          ------------        ------------------
    Net interest income                                         5,575                     3,271
Provision for loan losses                                         900                       193
                                                          ------------        ------------------
    Net interest income after
        provision for loan losses                               4,675                     3,078
Non-interest income                                             1,170                       752
Non-interest expense                                            4,235                     3,106
                                                          ------------        ------------------
Income before income taxes                                      1,610                       724
Income tax expense                                                646                       280
                                                          ------------        ------------------
    Net income                                            $       964           $           444
                                                          ============        ==================
Basic and diluted earnings per share                      $      0.14                     N/A
                                                          ============        ==================

Financial Ratios:
Average interest rate spread                                    1.91%                     1.87%
Net interest margin                                             2.47%                     2.14%
Non-performing loans to total loans                             0.18%                     0.07%
Non-performing assets to total assets                           0.17%                     0.19%
Net charge-offs to average loans
  outstanding                                                   0.03%                     0.01%
Allowance for loan losses to non-
  performing loans at end of period                           567.12%                     NM
Allowance for loan losses to total loans
  at end of period                                              1.04%                     0.95%
NM Not meaningful.
N/A Not applicable.